Exhibit 10.2

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

EALIXIR, Inc.

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the Agreement”) is entered into as of April 10th, 2022, by and between Ealixir, Inc. (the “Company”) and Suneel Anant Sawant (the “Executive”).

WHEREAS, EALIXIR and Mr. Sawant desire to enter into this Agreement in order to set forth the terms of Executive’s employment with EALIXIR during the period beginning on the date hereof and ending as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Mr. Sawant and EALIXIR hereby agree as follows:

ARTICLE 1
EMPLOYMENT AND DUTIES

1.1 Employment. EALIXIR agrees to employ Mr. Sawant, and Mr. Sawant hereby accepts employment with EALIXIR, to serve as the EALIXIR Chief Executive Officer, upon the terms and subject to the conditions set forth in this Agreement. The period during which Executive is employed by EALIXIR is referred to herein as the “Employment Period.” The effective date on which the Executive’s Employment Period ends for any reason or no reason is referred to herein as the “Termination Date.”

1.2 At-Will Employment. EALIXIR and the Executive understand and agree that the Executive is employed at- will, and either the Executive or EALIXIR can terminate their employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice.

1.3	Position and Duties.

1.3.1 During the Employment Period, Mr. Suneel Anant Sawant shall serve as EALIXIR’s Chief Executive Officer and shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of EALIXIR, subject to EALIXIR’s Board of Directors or its designee (collectively, the “Board”) ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

1.3.2 Mr. Suneel Anant Sawant shall report directly to the Board, and he shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of EALIXIR and its subsidiaries, whether currently existing or hereafter acquired or formed and including any predecessor of any such entity (collectively, the “EALIXIR Companies”). Mr. Sawant shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner.

ARTICLE 2
COMPENSATION AND BENEFITS

2.1 Base Salary. During the Employment Period, there will be no base salary for Mr. Suneel Anant Sawant as Chief Operating Officer at EALIXIR.

2.2 Bonus. After each fiscal year during the Employment Period, Mr. Sawant shall be eligible to receive a bonus in common stocks for such fiscal year (a “Bonus”). The number of shares being part of the Bonus shall be determined by the Board, in its sole discretion, based on criteria established by the Board in its sole discretion, including, if the Board so determines, the achievement of budgetary and other Company- or Executive-specific performance objectives set by the Board for such fiscal year.

2.3 Benefits. During the Employment Period, Mr. Sawant shall be entitled to participate in EALIXIR’s standard employee benefit programs for which executives of EALIXIR are generally eligible (collectively, “Benefits”). Executive recognizes that EALIXIR reserves the right to change its benefits from time to time and EALIXIR’s right to make such changes shall not be restricted by this Agreement.

2.4	Vacation. Mr. Sawant will not accrue vacation during the Employment Period.

EALIXIR, Inc.

2.5 Reimbursement for Business Expenses. During the Employment Period, EALIXIR shall reimburse Mr. Sawant for all reasonable, necessary, and documented expenses incurred by Executive in performing Executive’s duties for EALIXIR, on the same basis as similarly situated employees generally and in accordance with EALIXIR’s policies as in effect from time to time.

2.6 Withholding. EALIXIR may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required or permitted pursuant to any law or governmental regulation or ruling.

ARTICLE 3

EARLY TERMINATION OF EMPLOYMENT PERIOD

3.1	General. The rights of Executive upon termination will be governed by this Article 3.

3.2	Definitions. For purposes of this Article 3, the words and phrases below have the following definitions:

3.2.1 Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a charge of any crime involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty, or moral turpitude; or (b) on any felony or misdemeanor charge; (ii) any act or omission by Executive involving dishonesty, disloyalty, or fraud with respect to any of the LC Companies; (iii) Executive’s breach of fiduciary duty to any of the LC Companies; (iv) Executive’s substantial, willful, or repeated disregard of the lawful and reasonable directives of the Board clearly communicated in writing to Executive, provided that if such disregard is capable of remedy Executive shall have thirty (30) days from receipt of written notification of such disregard by EALIXIR in which to remedy such disregard; (v) a breach by Executive of any non-solicitation or other restrictive covenant set forth in any agreement between Executive and any of the LC Companies, including any covenant in Article 4 hereof, provided that if such breach is capable of remedy, Executive shall have thirty (30) days from receipt of written notification of such disregard by EALIXIR in which to remedy such disregard; (vi) Executive’s gross negligence or willful misconduct with respect to any of the LC Companies or its customers, clients, contractors, and/or vendors; (vii) the coming into effect of an order, ruling, or determination by a government body, court, or self-regulatory organization that imposes a bar or disqualification on Executive from employment with EALIXIR (either permanently or for a period exceeding 180 days); (viii) violation of EALIXIR’s policies against unlawful discrimination and harassment; (ix) Executive’s repeated alcohol or substance abuse while performing services for EALIXIR; or (x) abandonment or gross dereliction of Executive’s work duties.

3.2.2 Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) any merger or consolidation of EALIXIR with or into another entity (other than any such merger or consolidation in which the shareholders of EALIXIR immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of EALIXIR, or; (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from EALIXIR or its shareholders a majority of the voting power of the outstanding capital stock or other ownership interest in EALIXIR. With respect to Section 3.2.2 only, the term “Company” includes any parent entity having at least 50% ownership of EALIXIR employing Executive.

3.2.3 Good Reason. For purposes of this Agreement and subject to Section 3.3.4, “Good Reason” shall mean any of the following: (i) a material diminution in Executive’s base compensation unless the Base Salary of a majority of other employees at the same level as Executive is also proportionately reduced; (ii) a change in the geographic location to greater than fifty (50) miles at which Executive must perform the services; or (iii) any other action or inaction that constitutes a material breach by EALIXIR of this Agreement, subject to the provisions of Section 3.3.4.

3.2.4 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean either: a termination without Cause or a termination for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination if Executive is offered substantially equivalent employment and total compensation with the purchaser in a Change in Control, with another entity whose ownership has changed as a result of a Change in Control, or with any other entity created in connection with a Change in Control, in each case regardless of their beneficial ownership. In no event shall expiration of the Employment Period on account of nonrenewal by either party constitute an Involuntary Termination.

EALIXIR, Inc.

3.3	Involuntary Termination.

3.3.1 Involuntary Termination After Change in Control. If, prior to the expiration of the Employment Period and within twelve (12) months following a Change in Control, Executive is subject to an Involuntary Termination (as defined in Section 3.2.4), then EALIXIR will pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits will consist of (i) a payment (less applicable withholdings and deductions) equivalent to 3 months of Executive’s Base Salary (as in effect immediately prior to (a) the Change in Control, or (b) the date of the termination of Executive’s employment, whichever is greater), payable as a single lump sum within 74 days of Executive’s termination of employment; (ii) the greater of 50% of the Executive’s (i) Target Bonus or (ii) most recent actual bonus payout payable as a single lump sum within 74 days of the termination of Executive’s employment.

3.3.2 Involuntary Termination—No Change in Control. If, prior to the expiration of the Employment Period, no Change in Control has occurred in the preceding twelve (12) months and Executive is subject to an Involuntary Termination (as defined in Section 3.2.4), then EALIXIR will pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits will consist of: (i) a payment (less applicable withholdings and deductions) equivalent to 3 months of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, payable as a single lump sum within 74 days of the termination of Executive’s employment; (ii) the pro-rated amount of the bonus the Executive would have received had the Executive remained employed through the calendar year, to be determined at EALIXIR’s sole discretion based on the Executive’s performance and payable as a single lump sum within 74 days of Executive’s termination of employment.

3.3.4 Determination of Good Reason. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”), and; (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

3.4 Voluntary Resignation; Termination For Cause. If Executive’s employment with EALIXIR terminates (i) voluntarily by Executive (other than for Good Reason during the period following a Change in Control) or (ii) by EALIXIR for Cause, then Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than the amount of Executive’s Base Salary and vested Benefits, if any, accrued through the Termination Date. The use of the term “Cause” in this Section 3.4 in no way limits the right of EALIXIR to terminate Executive’s employment pursuant to the provisions of this Article 3. EALIXIR must notify the Executive, in writing, that the Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that EALIXIR believes constitute Cause.

3.5 Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) EALIXIR will pay Executive any unpaid Base Salary due for periods prior to the Termination Date, and; (ii) following submission of proper expense reports by Executive, EALIXIR will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of EALIXIR prior to the Termination Date. These payments will be made promptly upon the Termination Date and within the period of time mandated by law, subject to provisions set forth herein.

ARTICLE 4

CONFIDENTIAL INFORMATION, PRIOR EMPLOYMENT AGREEMENTS, NON-SOLICITATION,
PROPRIETARY RIGHTS, AND TRADE SECRETS

4.1 Confidential Information. Mr. Sawant acknowledges that the information, observations, and data obtained by him while employed by EALIXIR concerning the business or affairs of the LC Companies (collectively “Confidential Information”) are the property of EALIXIR. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purpose any Confidential Information without the prior written consent of the Board other than in a good faith effort to promote the interests of EALIXIR, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to EALIXIR at the termination of the Employment Period, or at any other time the Board or a committee thereof may request, all memoranda, notes, plans, records, reports, computer files, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and/or the business of the EALIXIR Companies which he may then possess or have under his control.

EALIXIR, Inc.

4.2 Proprietary Rights, Assignment. Mr. Sawant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any EALIXIR Company’s actual or anticipated business, research and development, or existing or future products or services, real estate strategies, or expansion plans, and which are conceived, developed, or made by Executive while employed by EALIXIR (“Work Product”) belong to EALIXIR. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101, and ownership of all right, title, and interest herein shall vest in EALIXIR. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title, and interest in and to such Work Product has not automatically vested in EALIXIR, Executive hereby irrevocably assigns, transfers, and conveys, to the full extent permitted by the applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to EALIXIR and perform all actions requested by EALIXIR (whether during or after employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments).

4.3 Prior Employment Agreements. Mr. Sawant represents and warrants to EALIXIR that Executive is not subject to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for EALIXIR (or any other LC Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any EALIXIR Companies or the services rendered by the Executive under this Agreement.

4.4	Non-Solicitation.

4.4.1 Mr. Sawant acknowledges that in the course of his employment with EALIXIR, he will become familiar with EALIXIR’s Trade Secrets (defined below) and/or Confidential Information concerning EALIXIR and that his services shall be of special, unique, and extraordinary value to EALIXIR. “Trade Secrets” includes commercially valuable information which is not generally known to the public or within the consumer lending field.

4.4.2 Mr. Sawant shall not use any Trade Secrets and/or Confidential Information belonging to any other employer during employment with EALIXIR. Executive shall also not bring any documents from any prior employer to EALIXIR, including any memorialization of information that includes Trade Secrets and/or Confidential Information belonging to any prior employer. The word “document” means not only a physical piece of paper, but also includes electronic disks, hard drives, “flash” or “thumb” drives, emails or email attachments, or any other storage device or medium.

4.4.3 Mr. Sawant agrees that for a period of six (6) months following the Termination Date, Executive will not directly or indirectly recruit or solicit any employee, or independent contractor of EALIXIR or encourage any employee or independent contractor of EALIXIR to leave EALIXIR’s employ or engagement, as the case may be. The parties agree that an advertisement of general solicitation to the general public does not violate this Section 4.4.3.

4.4.4 If, at the time of enforcement of this Article 4, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law.

ARTICLE 5
GENERAL PROVISIONS

5.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified, or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized character, in each case to the applicable address set forth below, and any such notice is deemed effectively given with received by the recipient (or if receipt is refused by the recipient, when so refused).

If to EALIXIR:

EALIXIR, Inc.

401 Ryland St., Suite 200-A, Reno, NV 89502, USA

Attn: Executive Chairman

admin@ealixir.one

EALIXIR, Inc.

If to Executive:

[*****]

At the most recent address for Executive on file at EALIXIR.

5.2 Governing Law. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles. Any legal action involving the validity, interpretation, or breach of the terms of this Agreement shall be brought exclusively in the courts of the State of Florida located in Miami-Dade County (or, if appropriate, the federal court within the Southern District of Florida, seated in Miami-Dade County). The parties hereby submit to the exclusive jurisdiction and venue of such courts, and they hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the personal jurisdiction or venue of such courts or to any claim of inconvenient forum.

5.3 Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Florida.

5.4 Complete Agreement. This Agreement, which is incorporated herein by reference, embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements, or representations between the parties, written or oral, which may have related to the subject matter hereof in any way. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein.

5.5 Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and EALIXIR and their respective successors, heirs, and assigns.

5.6 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time only by written agreement between EALIXIR (with approval of the Board) and Executive.

5.7 Counterparts; Facsimile Signature. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile or electronic signature and the other parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

5.8 Headings; Interpretation; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term “including”, as used herein, shall mean including without limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

5.9 No Waiver. No failure or delay on the part of EALIXIR or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

5.10 Severability. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.11 Survival. The rights and obligations of Executive and Employer set forth in Section 1.2, Article 4 of this Agreement, (including Sections 4.1, 4.2, 4.3, and 4.4) will survive the both Employment Period and the expiration of this Agreement, and are intended to apply without regard to any specific duration. Executive and EALIXIR agree that the provisions of Section 1.2, and Article 4 of this Agreement, including Sections 4.1, 4.2, 4.3, and 4.4, may only be modified by a signed writing between Executive and the Board or a committee thereof.

EALIXIR, Inc.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

/s/ Suneel Anant Sawant	/s/ Enea Angelo Trevisan
Suneel Anant Sawant	Enea Angelo Trevisan
Chief Executive Officer	Executive Chairman
EALIXIR, Inc.	EALIXIR, Inc.

/s/ Francesco Mazza
Francesco Mazza
Director
EALIXIR, Inc.